Velocity Express Corporation 8-K

Exhibit 99.4

COMVEST AND VELOCITY EXPRESS REACH AGREEMENT
ON SIGNIFICANT FINANCIAL RESTRUCTURING

•	Restructuring will Eliminate $100+ Million of Debt and Create a Financially Stronger Company
•	Substantial Reduction in Leverage Will Help Poise Velocity for Substantial Future Growth
•	Company Expects to Complete Restructuring in 30 to 45 Days
•	Operations will Continue As Usual During Restructuring Period
•	All Employee and Independent Contractor Payments Will Be Guaranteed to Ensure Seamless Transition

WESTPORT, Conn. September 24, 2009 -- Velocity Express Corporation (NASDAQ:VEXP) (“Velocity” or “the Company”), the nation's largest provider of time definite regional delivery solutions, announced that it has reached an agreement with a subsidiary (“ComVest”) of ComVest Investment Partners III, L.P., a leading private investment firm with a proven track record in the transportation industry.  Under the agreement, ComVest will begin a process to become the Company’s new majority owner and significantly deleverage the Company through an exchange of debt for equity in Velocity.

Vincent A. Wasik, Velocity's Chairman and Chief Executive Officer, stated, “We believe that this transaction is a major win for Velocity, our Customers, Independent Contractors and Employees.  It will reduce the burden of our legacy liabilities by eliminating over $100 million of debt and create a financially stronger, well capitalized company.  With a stronger financial position, we will continue to be able to pursue large business development opportunities, and increase our investment in technology and services to benefit our valued Customers.  We will also have the backing and support of a new strong financial and operating partner in ComVest.  Thanks to the continued support and hard-work of our more than 4,000 dedicated Employees and Independent Contractors, we expect this transition to be seamless to our Customers.”

Jose Gordo, a Partner at ComVest, said, “ComVest is truly excited about the future prospects of Velocity.  We believe that this restructuring will eliminate the significant debt that has burdened the Company for the last few years and turn the Company’s balance sheet into a major strength.  Velocity has a solid operational foundation with outstanding long-term Customers and a strong sales pipeline.  Together, we look forward to continuing to provide Velocity’s Customers with the timely, high-quality service they have come to expect.”

Velocity’s restructuring will be accomplished through a pre-packaged Section 363 sale pursuant to Chapter 11 of the United States Bankruptcy Code.  The change in ownership will be achieved through a restructuring of Velocity’s balance sheet in which ComVest will exchange its Velocity debt for a controlling equity ownership interest.  Upon the completion of the transaction, ComVest will own the substantial majority of Velocity’s equity.  The management team, which will remain in place, will own a minority stake in the restructured Company, as will former bondholders.

The company expects that this transition will be seamless for Customers, Independent Contractors, Employees and Vendors.  All settlement payments for Independent Contractors as well as payroll and benefits for Velocity employees have been guaranteed by Velocity to ensure a smooth process, which should be completed in 30 to 45 days.

Additional information about the Velocity Express restructuring is available at the Company’s web site, www.velocityexpress.com under Company Info.

About ComVest
The ComVest Group is a leading private investment firm focused on providing debt and equity solutions to lower middle-market companies with enterprise values of less than $350 million. Since 1988 the ComVest Group has invested more than $2 billion of capital in over 200 public and private companies worldwide. Through our extensive financial resources and broad network of industry experts, we are able to offer our companies total financial sponsorship, critical strategic support, and business development assistance.

About Velocity Express
Velocity Express has one of the largest nationwide networks of regional, time definite, ground delivery service areas, providing a national footprint for customers desiring same day service throughout the United States. The Company's services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate.

Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict as identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 28, 2008 as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.  Accordingly, no assurances can be given that the transactions described in this press release will be consummated or approved by the Bankruptcy Court or as to the timing of such events.

CONTACT:
Meaghan Repko / Jeremy Jacobs
212-355-4449
Joele Frank, Wilkinson Brimmer Katcher